EXHIBIT 10.4

RR DONNELLEY

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Each director shall receive (A) an annual retainer fee (a “Retainer”) to be paid in the form of a grant of Restricted Stock Units (“RSUs”) pursuant to the Company’s 2004 Performance Incentive Plan (the “Plan”) on the date of the Company’s Annual Meeting of Stockholders, and (B) a per board meeting fee (“Meeting Fee’), each as described further below.

Meeting Fee:

1.	Each director shall be paid $5,000 in cash for each meeting of the Board attended in person or telephonically.

2.	Meeting Fees shall be paid semi-annually following the Board’s October and April meetings of each year.

Retainer:

1.	Each director shall be entitled to a Retainer amount equal to the amounts described in the table below. If any director joins the Board on a date other than the date of the Company’s Annual Meeting, then a pro-rata portion of the applicable Retainer from the date joined to the next Annual Meeting date shall be granted.

2.	RSUs will be payable in three equal annual installments beginning on the first anniversary of the grant date but will be payable in full on the earlier of (i) the date the applicable Director ceases to be a Director of the Company and (ii) a Change in Control (as defined in the Plan).

3.	Directors have the option to defer payment of any installment to the later of (i) the date the applicable Director ceases to be a Director of the Company and (ii) such other deferral period as may be required by Internal Revenue Code Section 409A.

4.	Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out at the same time the corresponding portion of the award becomes payable.

5.	The Company shall make payment of the RSUs in Company common stock.

6.	The schedule of Retainer amounts are as follows:

Base Retainer:
Director	$220,000
Additional Retainer:
Chairman of the Board	$150,000
Chairman of Audit Committee	$35,000
Chairs of other Committees	$20,000
Audit Committee member other than Chairman	$20,000

Approved by the Board of Directors on May 20, 2010